Exhibit 99.1

Contacts:

ClearOne Communications, Inc.
Investor Relations
(801) 303-3555

Robert Jaffe
PondelWilkinson Inc.
(310) 279-5980

CLEARONE ANNOUNCES SHARE REPURCHASE PLAN

Salt Lake City, UT - September 4, 2007 - ClearOne Communications, Inc. (NASDAQ: CLRO) today announced that its board of directors authorized a share repurchase program to purchase up to $3.6 million of the company’s common stock over the next 12 months in open market and private block transactions. Share repurchases will be financed from the company's existing cash and short-term investments.

Over the last twelve months, the company repurchased approximately 315,000 shares of its common stock at a total cost of approximately $1.8 million in open market and private block transactions and approximately 1.1 million shares of its common stock at total price of approximately $4.6 million in a tender offer which expired in December 2006.

“Our commitment to continue repurchasing our common stock, in addition to the 1.4 million shares already repurchased, demonstrates our confidence in our business and represents an efficient return of capital to our shareholders,” said Zee Hakimoglu, president, chief executive officer and chairman of ClearOne.

About ClearOne
ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications. The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication. For more information, visit ClearOne’s website at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including statements regarding the company’s ability to successfully commercialize newer products and enter new markets, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.